Exhibit (4)(xvii)



April 2, 1998



Mr. Joseph J. Berns
Vice President - Finance
Plymouth Rubber Company, Inc.
104 Revere Street
Canton, MA 02021

Dear Joe:

This letter will serve to amend the Master Security Agreements dated as of December 29, 1995 and January 27, 1997, respectively, by and between General Electric Capital Corporation ("Secured Party") and Plymouth Rubber Company, Inc. ("Debtor") as follows:

1.      Section 10(a) is hereby amended to read as follows:

	    (a) At all times during the term of the Security Agreement, Debtor shall maintain: (i) Minimum Working Capital, per the attached schedule,
	(ii) Minimum Fixed Charge Coverage ratio, per the attached schedule.

All other terms and conditions will remain in full force and effect. This Amendment is effective beginning February 27, 1998.

This amendment is subject to the receipt of a $33,750 amendment fee.

Sincerely,



Robert R. Blee
Senior Risk Analyst

AGREED AND ACKNOWLEDGED:

PLYMOUTH RUBBER COMPANY, INC.



By:______________________________

Name:____________________________

Title:___________________________

Date:____________________________











				SCHEDULE A




			  1st qtr 98   2nd qtr 98   3rd qtr 98   4th qtr 98



Working Capital            1,000,000    1,105,000      245,000      630,000

Fixed Charge Coverage        1.24X        1.0X           1.0X         1.0X



			  1st qtr 99  2nd qtr 99    3rd qtr 99   4th qtr 99

Working Capital            1,000,000    1,375,000     1,750,000   2,500,000

Fixed Charge Coverage        1.25X       1.50X thereafter



			  1st qtr 20   2nd qtr 20   3rd qtr 20

Working Capital           3,000,000   3,500,000      3,750,000 thereafter